EXHIBIT 1.1

EATON VANCE UNIT TRUST - SERIES 8

REFERENCE TRUST AGREEMENT

Dated: November 10, 2016

This Trust Agreement among Eaton Vance Distributors, Inc., as Depositor, Eaton Vance Management, as Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Eaton Vance Unit Trust, Effective for Unit Investment Trusts Established On and After November 9, 2015” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Evaluator, Supervisor and Trustee agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

2. The fractional undivided interest in and ownership of each Trust represented by each Unit thereof referred to in Section 1.01(52) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under “Units outstanding” for the Trusts in the “Statements of Financial Condition” in the Prospectus.

3. The term “Deferred Sales Charge Payment Dates” shall mean the dates set forth in the “Fees and Expenses” section for each Trust in the Prospectus.

4. The Depositor’s annual compensation rate and the Evaluator’s annual compensation rate described in Section 3.13 and the Supervisor’s annual compensation rate described in Section 4.01 collectively shall be that amount set forth under “Supervision, evaluation and bookkeeping and administrative fees” in the “Fees and Expenses” in the Prospectus.

5. With respect to Eaton Vance Dividend Fortitude Portfolio, Series 5 only, Section 3.05(b)(ii) shall be replaced in its entirety by the following:

“(ii) For purposes of this Section 3.05, the Unitholder’s “Income Distribution” shall be equal to such Unitholders pro rata share of the balance in the Income Account calculated on the basis of one-twelfth of the estimated annual income to the Trust for the ensuing twelve months computed as of the close of business on the Income Account Record Date immediately preceding such Income Distribution (or portion or multiple thereof for the first Income Distribution), after deduction of (1) the fees and expenses then deductible pursuant to Section 3.05(a) and (2) the Trustee’s estimate of other expenses properly chargeable to the Income Account pursuant to this Indenture which have accrued, as of such Income Account Record Date or are otherwise properly attributable to the period to which such Income Distribution relates.

In the event that the amount on deposit in the Income Account is not sufficient for the payment of the amount intended to be distributed to Unitholders on the basis of the aforesaid computation, the Trustee is authorized to advance its own funds and cause to be deposited in and credited to the Income Account such amounts as may be required to permit payment of the related distribution to be made as aforesaid and shall be entitled to be reimbursed, without interest, out of income payments received by the Trust subsequent to the date of such advance. Any such advance shall be reflected in the Income Account until repaid.”

6. The Trustee’s annual compensation rate described in Section 7.04 shall be that amount set forth under “Trustee’s fee and operating expense” in the “Fees and Expenses” in the Prospectus.

IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

EATON VANCE DISTRIBUTORS, INC.

By:	/s/ Frederick S. Marius
Frederick S. Marius
Vice President

EATON VANCE MANAGEMENT

By:	s/ Frederick S. Marius
Frederick S. Marius
Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Gerardo Cipriano
Gerardo Cipriano
Vice President

SCHEDULE A TO TRUST AGREEMENT

SECURITIES INITIALLY DEPOSITED

IN

EATON VANCE UNIT TRUST - SERIES 8

[Incorporated herein by this reference and made a part hereof is each “Portfolio” schedule as set forth in the applicable Prospectus.]

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